EXHIBIT 3.1
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000

                                                                   JUNE 26, 1998

Municipal Investment Trust Fund,
Multistate Series - 325
Defined Asset Funds


Merrill Lynch, Pierce, Fenner & Smith Incorporated
Smith Barney Inc.
PaineWebber Incorporated
Dean Witter Reynolds Inc.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
    Defined Asset Funds
    P.O. Box 9051
    Princeton, NJ 08543-9051

Dear Sirs:


     We have acted as special counsel for you, as sponsors (the 'Sponsors') of Multistate Series - 325 of Municipal Investment Trust Fund, Defined Asset Funds (the 'Trusts'), in connection with the issuance of units of fractional undivided interest in the Trusts (the 'Units') in accordance with the Trust Indentures relating to the Trusts (the 'Indentures').


     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and instruments as we have deemed necessary or advisable for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that (i) the execution and delivery of the Indentures and the issuance of the Units have been duly authorized by the Sponsors and (ii) the Units, when duly issued and delivered by the Sponsors and the Trustee in accordance with the applicable Indentures, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 3.1 to the Registration Statement relating to the Units filed under the Securities Act of 1933 and to the use of our name in such Registration Statement and in the related prospectus under the headings 'New York Taxes', 'Taxes' and 'Miscellaneous--Legal Opinion'.

                                          Very truly yours,

                                          DAVIS POLK & WARDWELL